Exhibit (d)(9)
APPENDIX B
SUB-PLAN TO THE
PDF SOLUTIONS, INC. 2001 STOCK PLAN
Qualified Restricted Stock
(FRANCE)
July 28, 2008
This Sub-Plan to the PDF Solutions, Inc. 2001 Stock Plan Qualified Restricted Stock (France) (the “Restricted Stock Sub-Plan”) was created under and pursuant to the PDF Solutions, Inc. 2001 Stock Plan, as amended from time to time, and is intended to govern Stock Purchase Rights granted to French-resident employees and/or officers of a French Subsidiary that are intended to qualify for preferred treatment under French tax and social security laws. All other types of Awards shall remain governed by the terms of the Plan or any applicable sub-plan, as the case may be.
The Committee may grant Stock Purchase Rights pursuant to this Restricted Stock Sub-Plan to any French-resident employees and/or officers. All Sections and subsections of the Plan are incorporated herein and shall apply to Stock Purchase Rights granted pursuant to this Restricted Stock Sub-Plan, except that Sections 4(b) and (c), 6 and 7 are not incorporated herein and the following Sections and subsections of the Plan shall be modified as set forth below.
Grants made pursuant to the present Restricted Stock Sub-Plan shall give rise to the issuance, by the Committee, of a Restricted Stock Agreement which shall specify the precise terms and conditions of each Grant, subject to the provisions contained in the present Restricted Stock Sub-Plan.
SECTION 2. DEFINITIONS. For purposes of this Restricted Stock Sub-Plan, the following terms shall have the meanings set forth in this Section 2. Unless otherwise defined in this Restricted Stock Sub-Plan, including this Section 2, capitalized terms used in this Restricted Stock Sub-Plan shall have the meaning set forth in the Plan.
“Disability” means total and permanent disability established on the basis of medical evidence and corresponding to the ranking in the second or third category provided in article L.341-4 of the French Social Security Code (“Code de la sécurité sociale”).
“Director” means an individual who is a corporate officer of a French Subsidiary, provided that he or she acts as managing director (Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire) and who is not otherwise an Employee.
“Employee” means an individual who is employed in a salaried position by a French Subsidiary, who is a resident of France for tax purposes on the date of grant of a Stock Purchase Right and who does not own on the date of grant of any Stock Purchase Right and will not own thereafter more than ten percent (10%) of the share capital of the Company hereunder.
“French Subsidiary” means a subsidiary of the Company, the share capital or voting power of which is at least ten percent (10%) owned, directly or indirectly, by the Company, and any other French company in which the Company may come to own at least ten percent (10%) of the share capital or voting power, directly or indirectly.
"Grant” means the grant of a Stock Purchase Right under this Restricted Stock Sub-Plan.
“Key Employee” means an Employee or a Director who has been selected by the Committee to receive a Stock Purchase Right under this Restricted Stock Sub-Plan.
“Restricted Stock” means a Share awarded at vesting pursuant to a Stock Purchase Right that is subject to selling restrictions for a period of two (2) years from the date of transfer of ownership, as further described in Section 8(h) below. The total number of Shares of Restricted Stock granted by the Company cannot exceed ten percent (10%) of its share capital.
“Stock Purchase Right” means the right, granted in accordance with articles L.225-197-1 et seq. of the French Commerce Code (Code de Commerce), giving a Key Employee the right to receive Restricted Stock pursuant to a vesting schedule set forth in the applicable Restricted Stock Agreement, it being specified that the vesting schedule cannot provide for vesting earlier than the second anniversary of the Grant Date.
The following definition shall be added to the definitions of Section 2 of the Plan:
"Grant Date” means the date on which the Committee grants Stock Purchase Rights to Key Employees.
SECTION 4. ELIGIBILITY.
The following paragraphs of Section 4 of the Plan shall be amended to read as follows:
General Rules. Only Employees and Directors shall be eligible for designation as Key Employees by the Committee.
SECTION 5. SHARES SUBJECT TO PLAN.
The following paragraph shall be added as paragraph (f) of Section 5 of the Plan:
(f) Repurchase of Shares. If Stock Purchase Rights granted hereunder give the right to acquire or receive existing Shares of Common Stock, the Company shall repurchase such Shares prior to the date on which the Stock Purchase Rights vest.

SECTION 8. TERMS AND CONDITIONS OF STOCK PURCHASE RIGHTS.
The following paragraphs of Section 8 of the Plan shall be amended to read as follows:
(c)     Payment for Stock Purchase Rights and Restricted Stock. Stock Purchase Rights and Restricted Stock will be issued for free to the Key Employees who satisfy the conditions of the Plan, as amended by this Restricted Stock Sub-Plan, and the Restricted Stock Agreement. No investment is required on their part.
(d)     Vesting Conditions. Subject to the employment conditions decided by the Committee and the terms of the Plan, the Stock Purchase Rights shall vest and the Restricted Stock shall be delivered to the Key Employees as set forth in the applicable Restricted Stock Agreement, it being specified that the vesting schedule cannot provide for a vesting earlier than the second anniversary of the Grant Date. The period between Grant Date and vesting is defined as the “Acquisition Period”. In the case of death of a Key Employee the vesting of any outstanding Stock Purchase Right held on the date of death shall fully accelerate and the Key Employee’s heirs may request the delivery of the Restricted Stock underlying the Key Employee’s Stock Purchase Rights within a period of six (6) months following his or her death. If no such request is made, the Restricted Stock will be automatically delivered to the Key Employee’s heirs at the end of the Acquisition Period, as set forth in the applicable Restricted Stock Agreement.
(e)     Assignment or Transfer of Stock Purchase Rights. The Stock Purchase Rights are personal to each Key Employee. A Key Employee cannot sell, transfer or pledge his or her right to receive Restricted Stock pursuant to a Stock Purchase Right under the Plan. The only exception to this restriction is for transfers that occur through succession to legal beneficiaries in the event of death of the Key Employee pursuant to Section 8(d) above.
(f)     Trusts. The Stock Purchase Rights cannot be transferred or otherwise assigned by a Key Employee to a trustee of any trust or any similar institution of any kind.
(g)     Voting and Dividend Rights. Notwithstanding any provisions in the Plan and/or any Restricted Stock Agreement, Key Employees will not be required to invest cash dividends to acquire additional Restricted Stock.
The following paragraphs shall be added to this section:
(h)     Selling Restrictions. The Restricted Stock will be delivered to the Key Employees as of the day following the date such shares vest to those employees who will have satisfied the Service condition, if any, set forth in the Restricted Stock Agreement (the “Date of Delivery”). Restricted Stock will be delivered and recorded in an account opened in the name of the shareholder (inscription au nominatif) with a broker or an escrow agent or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable French law. However, the Key Employees will not be permitted to sell, transfer, pledge or otherwise assign his or her Restricted Stock for a period of two years from the date of transfer of ownership (the “Holding Period”). Accelerated sale will be permitted in the case of death or Disability of a Key Employee.
(i)     Insider Trading Restrictions. Following the expiration of the Holding Period, the Restricted Stock may be subject to further sale restrictions as set forth in the Plan and this Restricted Stock Sub-

Plan. Pursuant to article L 225-197-1 of the French Code de commerce, shares of a listed company cannot be sold (i) during the period of ten (10) stock-exchange trading days that precede or follow the date on which the consolidated accounts, or failing that, the annual accounts are made public; and (ii) during the period between the date on which the company’s management has knowledge of information which, if it were made public, could have a significant impact on the price of the company’s securities, and the date ten (10) stock-exchange trading days after that on which the said information is made public. Persons who violate these general rules may be subject to legal and financial penalties. The rules shall apply to the Key Employees, unless the Key Employees are otherwise restricted from selling their Shares under similar restriction rules applicable under U.S. law, in which case the U.S. restriction rules shall prevail.
(j)     Death of a Key Employee. Notwithstanding any provisions of the Plan, if a Key Employee is terminated because of death during the Acquisition Period, the legal heir or heirs of the deceased employee may request delivery of such employee’s Restricted Stock within a period of six (6) months following the date of death. In this case, the Restricted Stock shall be delivered to such heir or heirs promptly following such request and the remainder of the Acquisition Period will not apply. Failing such a request, the Stock Purchase Rights shall vest and the Restricted Stock shall be delivered to such heir or heirs at the end of the Acquisition Period. Further, in the case of death of a Key Employee during the Holding Period, the Holding Period shall not apply and the Restricted Stock shall be immediately transferable, except as may be required under Section 8(i) above and the Plan.
(k)     Disability of a Key Employee. Notwithstanding any provisions of the Plan, in the case of Disability of a Key Employee during the Holding Period, the Holding Period shall not apply and the Restricted Stock shall be immediately transferable, except as may be required under Section 8(i) above and the Plan.
SECTION 9. PROTECTION AGAINST DILUTION.
The following paragraph of Section 9 of the Plan shall be amended to read as follows:
(a)     Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a reorganization, a merger, a liquidation, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its reasonable discretion, deems appropriate in order to prevent the dilution or enlargement of rights hereunder in one or more of: (i) the number of Shares available for future Awards and the per person Share limits under Section 5 of the Plan, or (ii) the number of Shares covered by each outstanding Award. Notwithstanding the foregoing, the Committee shall be authorized to make adjustments in the number of Restricted Stock granted pursuant to a Stock Purchase Right only insofar as the adjustment aims at protecting and maintaining the rights of the Key Employee. Any additional Restricted Stock that a Key Employee shall be entitled to receive shall be subject to the same vesting schedule and conditions as that awarded under initial Stock Purchase Rights.
SECTION 10. EFFECT OF A CHANGE IN CONTROL
The following paragraphs of Section 10 of the Plan shall be amended to read as follows:

(a)     Merger or Reorganization. If, at any time during the Acquisition Period, the Company is merged or split and the Shares are replaced by shares of the surviving entity, restricted stock of the surviving entity will, subject to the original vesting and holding conditions, be delivered instead of the Restricted Stock in an amount that will depend on the respective values of the Company and the surviving entity.
     If, at any time during the Holding Period, the Company is merged or split and the Shares are replaced by shares of the surviving entity, the shares of the surviving entity received in exchange for the Restricted Stock will be subject to the remaining time of the Holding Period (as such term is defined in section 8(h) of the Restricted Stock Sub-Plan).
     If, at any time during the Holding Period, the Shares are subject to a public exchange offer without cash, Key Employees may tender their Restricted Stock and the shares received in exchange for their Restricted Stock will be subject to the remaining time of the Holding Period (as such term is defined in section 8(h) of the Restricted Stock Sub-Plan).
(b)     Acceleration. The continuation of the Stock Purchase Rights in the event of a Change in Control that is not covered by the provisions in (a) above and, as the case may be, the acceleration of their vesting shall be possible only insofar as it is authorized by French law.
SECTION 13. DURATION AND AMENDMENTS.
The following paragraphs of this section 13 of the Plan shall be amended to read as follows:
     (b)     Right to Amend or Terminate the Plan. No modification may be made to the Plan or the Restricted Stock Sub-Plan unless such modification is required by law, regulation or published administrative interpretation. Key Employees shall be notified of any modifications to the Plan that affect their rights under the Plan rules. Such notification may be made by means of individual communication, general notice posted in the workplace, or such other means that are more adequate and appropriate.
The following Sections shall be added to this Restricted Stock Sub-Plan:
SECTION 14. NO ENTITLEMENTS.
A Participant’s rights, if any, in respect of or in connection with any Stock Purchase Right are derived solely from the discretionary decision of the Company to permit the individual to participate in this Restricted Stock Sub-Plan and to benefit from a discretionary Stock Purchase Right. By accepting a Stock Purchase Right under the Restricted Stock Sub-Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan or the Restricted Stock Sub-Plan and/or grant any additional Stock Purchase Rights. Any Stock Purchase Right granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

The Company and its Subsidiaries reserve the right to terminate the service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to future vesting, damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Stock Purchase Right that is forfeited and/or is terminated by its terms or to any future Stock Purchase Right.
SECTION 15. SEVERABILITY
In the event that any term or condition of the Plan is considered to be void under applicable law in any jurisdiction with respect to any Key Employee, the Plan shall be interpreted in respect of such employee as if they did not contain such term or condition. All other terms and conditions of the Plan that are valid shall remain fully in force and shall be interpreted and applied in the manner that most closely respects the original intention of the Plan.
SECTION 16. INTERPRETATION — GOVERNING LAW
The Restricted Stock Sub-Plan is subject to the laws of the state of Delaware, without giving effect to principles of conflicts of law.
In the event of any dispute regarding the interpretation, validity or application of the Restricted Stock Sub-Plan, the relevant parties will strive to find an amicable solution. If such a solution cannot be found, the dispute shall be heard by a competent court in France.
SECTION 17. LANGUAGE
The Restricted Stock Sub-Plan and the Plan shall be translated into French but if the translated versions are different than the English version, the English version will prevail.